SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2014

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Ghent Road Fairlawn, Ohio	44333-3300
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2014, OMNOVA Solutions Inc. (“OMNOVA” or the “Company”) announced that Michael E. Hicks, Senior Vice President and Chief Financial Officer of the Company, has communicated his intention to retire from the Company effective July 1, 2014. Mr. Hicks will remain the Company’s principal financial officer until his retirement. Mr. Hicks has enjoyed a long and successful career with the Company and has served as the Company’s Chief Financial Officer since the Company’s spin off from GenCorp Inc. in 1999.

On May 7, 2014, the Company also announced that it has hired Paul F. DeSantis, age 49, to succeed Mr. Hicks as the Company’s next Chief Financial Officer. Mr. DeSantis is currently the Chief Financial Officer, Treasurer and Assistant Corporate Secretary of Bob Evans Farms, Inc. (a full-service restaurant company and a leading producer and distributor of pork sausage products and a variety of complementary home-style refrigerated side dishes and frozen food items), a position which he has held since March 2011. Prior to joining Bob Evans, Mr. DeSantis served as Chief Financial Officer and Treasurer of A. Schulman, Inc. (a leading international supplier of custom compounds, masterbatches and resins supplied into a variety of markets and applications) from 2006 to 2011. He also spent nine years in various senior finance roles at the Scotts-Miracle-Gro Company in Marysville, Ohio, including vice president and corporate treasurer, vice president of finance and Chief Financial Officer of Scott’s international division in Lyon, France. The Board of Directors is expected to elect Mr. DeSantis to the position of Chief Financial Officer when they meet in June, such election to be effective immediately upon Mr. Hicks’ retirement.

The Company has agreed to pay Mr. DeSantis an annual base salary of $420,200, a sign on bonus of $45,000, and to reimburse him for certain reasonable expenses incurred in relocating to the Northeast Ohio area. Further, subject to approval by the Compensation and Corporate Governance Committee (the “Committee”) of the Company’s Board of Directors, the Company will award Mr. DeSantis 25,000 restricted shares of OMNOVA Common Stock. These shares will vest on the third anniversary of the grant date provided that Mr. DeSantis remains an employee of the Company on that date. Mr. DeSantis will be eligible to (a) participate in the Company’s Executive Incentive Compensation Program, beginning with the 2015 fiscal year, with a target annual incentive opportunity of 60% of base salary, (b) participate in the Company’s Long Term Incentive Program, beginning with the 2014-15 performance period, with a target annual incentive opportunity of 50% of base salary, and (c) receive annual equity awards with a targeted value of approximately 30% of base salary, in each case subject to approval by the Committee. Mr. DeSantis will also be eligible to participate in the Corporate Officer’s Severance Plan, which provides for 12 months of salary and benefit continuation, payment of a prorated bonus, and outplacement assistance in the case of involuntary termination other than for cause, again subject to approval by the Committee. Finally, Mr. DeSantis will also be eligible to participate in all other compensation and benefit programs generally available to the Company’s executive officers, including financial counseling services, supplemental long term disability insurance and an annual executive physical. More information about each of these programs is provided in the Company’s Proxy Statement on Schedule 14A, filed with the SEC on February 6, 2014.

There are no arrangements between Mr. DeSantis and any other person pursuant to which Mr. DeSantis was selected to serve as an executive officer of the Company. Further, there are no family relationships between Mr. DeSantis and any director or executive officer of OMNOVA. Finally, there have not been any transactions since December 1, 2012 to which the Company or any of its subsidiaries is a party and in which Mr. DeSantis has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Name:	Kristine C. Syrvalin
Title:	Vice President, Assistant General Counsel & Secretary

Date: May 7, 2014